For Immediate Release
CONTACT:                                              MEDIA CONTACT:
James B. Dale, Chief Financial Officer                Jerry Daly or Carol McCune
847-228-5401 x 361                                    703-435-6293
jimdale@arlingtonhospitality.com                      jerry@dalygray.com


                 ARLINGTON HOSPITALITY, INC. ANNOUNCES DELISTING
                         FROM THE NASDAQ SMALLCAP MARKET

         ARLINGTON HEIGHTS, IL., August 29, 2005 - Arlington Hospitality, Inc. (NASDAQ: HOSTE) (the "Company") announced today that on August 23, 2005 it received notice from the Nasdaq Listing Qualification Department stating that the Company's securities will be delisted from The Nasdaq SmallCap Market effective with the open of business on Thursday, September 1, 2005 as a result of the Company's failure to file its quarterly report on Form 10-Q for the quarter ended June 30, 2005.

         As a result of the Company's failure to satisfy the requirements of Marketplace Rule 4310(c)(14), a fifth character "E" was added to the Company's trading symbol at the opening of business on August 25, 2005, and the Company's securities will be delisted from The Nasdaq Stock Market at the opening of business on September 1, 2005, unless the Company appeals the decision of the Nasdaq Staff. The Company has until August 31, 2005 to appeal the decision; however, the Company does not expect to submit an appeal by this date. The Company is continuing to evaluate its strategic alternatives, including the filing of a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Company's shares may become eligible to trade on the OTC Bulletin Board, if a market maker makes an application to register and quote the Company's securities in accordance with SEC Rule15c2-11, such application is cleared, and provided further, that the Company does not become the subject of a bankruptcy proceeding. There can be no assurance that trading on the OTC Bulletin Board will occur.

         Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, a mid-market, limited-service hotel brand owned and presently franchised in 20 states and Canada by Cendant Corporation (NYSE: CD), with over 100 properties. Currently, Arlington Hospitality, Inc. owns or manages 35 AmeriHost Inn hotels in nine states, for a total of 2,400 rooms, with additional AmeriHost Inn & Suites hotels under development.

         This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the company's report on Form 10-K for the year ended December 31, 2004 and report on Form 10-Q for the three months ended March 31, 2005, under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors."